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                                                                    Exhibit 10.4

English Translation

                                  GMARKET INC.
                            PRIVATE and CONFIDENTIAL

June 2, 2005

Mr. Duckjun Lee
Rm. 501, Hanshin 26-347 Dong
Jamwon-Dong, Seocho-Ku
Seoul, Korea

We are pleased to offer you employment as the Chief Financial Officer of Gmarket Inc.(the "Company").

Commencement Date of Employment: August 17, 2005

Base Salary: Annual salary in the amount of 150,000,000 Korean Won shall be payable in equal amounts each month, which shall be subject to all applicable tax withholdings. The base salary may be subject to increase generally on an annual basis, or at such time when the Company deems appropriate.

Bonus and Other Benefits: You are entitled to participate in performance-based bonus payable to directors and officers of the Company. The amount of bonus payable is to be determined at discretion of the Company. In case of bonus for the year 2005, your bonus payment shall be postponed to the time of initial pubic offering (the "IPO") by the Company and the amount shall be at least 250,000,000 Korean Won. If the market capitalization of the Company on the first trading day of the IPO is 250,000,000,000 Korean Won or more, 250,000,000 Korean Won shall be additionally payable (the both amounts are together called as the "Guaranteed Bonus"). The Guaranteed Bonus shall be treated separately for purposes of determination of the amount of bonuses for year 2006 and afterwards.

Vacation, national pension, medical insurance and any other allowances shall be in accordance with the Company regulations applicable to its directors and officers.

Stock Option: The Company will recommend to its board of directors to grant you a stock option for 10,000 common shares of the Company. The stock option shall be granted as of the date of the commencement date of your employment with the Company, and the exercise price and the time of exercise shall be in accordance with the internal regulations of the Company. In addition to the initial stock option grant, you may be at any time granted additional stock option in accordance with resolutions by


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the Board of Directors. In addition, as per customary practice, your stock option will entitle you to participate in the benefits on the same terms as the selling shareholders in the event of "change of control" transactions.

Confidentiality: With respect to undisclosed and proprietary information of the Company ("Confidential Information") obtainable in the course of conducting your duties, you acknowledge, agree to accept, the obligation to keep confidential, at the same time with signing this Agreement. You are prohibited from using such information to seek private gains or the benefit of third party during office as well as after termination of the employment.

Other Conditions: You will faithfully carry out the assigned duties and responsibilities and comply with any and all provisions and procedures provided by the By-laws of the Company.

Termination of Employment: This Employment Agreement may be terminated by either party due to any reason with one month's advance notice. However, if the Company seeks to terminate this Employment Agreement for unjust reason prior to the IPO, the Company shall pay the Guaranteed Bonus in addition to the prescribed severance payment to you.

Applicable Laws: This Agreement shall be governed by Korean law.

If you accept and agree to the foregoing terms and conditions, please sign below and return one copy to the Company.

(Signature/Date) June 2, 2005


/s/ Young Bae Ku
-------------------------------------
Gmarket Inc.

I have read and understood this Letter and accept and agree on the foregoing conditions.

Name: Duckjun Lee (signature)
Date: June 2, 2005


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